Exhibit 10.21

EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN:

DAMON MOTORS INC., a body corporate with an office located at 704 Alexander St.

Vancouver, B.C. V6A 1E3

(the “Company”)

AND:

Jay Giraud

(the “Executive”)
(collectively, the “Parties”)

WHEREAS:

A.	The Company wishes to continue to employ the Executive and the Executive has agreed to continue his/her employment with the Company on the terms and conditions hereinafter set forth, which replace and supersede all previous terms and conditions of employment.

B.	For the purposes of this Agreement, the Executive’s prior service with the Company that started on July 22, 2016 is recognized.

NOW THEREFORE in consideration of the terms, covenants and conditions contained herein, as well as the payment to the Employee of $10.00 and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties agree as follows:

1.	Position, TERM And scope of employment

1.1	Position: The Company will employ the Executive, and the Executive will serve the Company, in the position of Chief Executive Officer.

1.2	Reporting and Duties: The Executive will report to and act in accordance with the directions of the Company’s Board of Directors (the “Board”) or their authorized designee. The Executive will perform executive and managerial duties and responsibilities customary to the position of Chief Executive Officer and as are reasonably necessary to the operations of the Company.

1.3	Start Date & Term: This Agreement shall be for an indefinite term, which commences on the date written above and continues until terminated in accordance with Article 6 of this Agreement (the “Term”).

1.4	Hours of Work: The Executive’s hours of work will be the normal business hours of the Company together with any additional time necessary to discharge his/her duties and responsibilities pursuant to this Agreement. The remuneration described in Article 3 below is compensation for all hours worked by the Executive. For greater clarity, no overtime will be provided with respect to any hours worked by the Executive outside of normal business hours.

1.5	Standard of Performance: In carrying out his/her duties and responsibilities under this Agreement, the Executive will at all times act faithfully, honestly, competently, and in a manner consistent with the best interests of the Company.

1.6	Changing Needs: As the business needs of the Company may evolve and change over time, the Company may, from time to time, amend the Executive’s duties, responsibilities, title, reporting arrangements and place of work without causing termination or a breach of this Agreement.

1.7	Exclusive Service: During the Executive’s employment with the Company, the Executive agrees to devote his/her entire working time and attention to the performance of his/her duties and responsibilities pursuant to this Agreement, and the Executive further agrees that he/she will not, without the prior written consent of the Company, undertake any other business, occupation, work or employment.

1.8	Conflict of Interest: The Executive will disclose actual or potential business conflicts of interest to the Company. Any uncertainty as to whether such a conflict exists will be raised by the Executive for determination by the Company, acting reasonably. The Executive will conduct himself/herself so as to avoid any actual or potential conflicts of interest.

1.9	Legal Obligations: The Executive will comply with all applicable laws, regulations, bylaws, ordinances and any other applicable legal requirements in carrying out his/her duties and responsibilities under this Agreement.

1.10	Acknowledgment of Fiduciary Obligations: The Executive acknowledges that he/she is a fiduciary of the Company and agrees to be bound by his/her common law fiduciary obligations during his/her employment and following the termination of his/her employment for any reason. The Executive’s fiduciary duties will be supplemental to any other obligations he/she has under this Agreement.

1.11	Travel: The Executive will be available for such business-related travel as may be reasonably required for the purposes of carrying out his/her duties and responsibilities under this Agreement.

2.	Compensation

2.1	Salary: The Company will pay the Executive a gross annual salary of $450,000.00 (the “Base Salary”), less applicable statutory deductions and withholdings and payable in accordance with the Company’s usual payroll practices in force from time to time. The Base Salary will be reviewed from time to time by the Company. The Company is under no obligation to increase the Base Salary at the time of any salary review. Any increase to the Base Salary is at the sole discretion of the Company.

2.2	Bonus/Incentive Compensation: The Executive will be entitled to participate in any bonus plan for senior executives according to its terms and conditions and any other incentive plans or programs established for executives of the Company in accordance with the applicable plan or program, which plans or programs may be adopted, implemented, changed, amended or cancelled from time to time as the Company in its sole discretion determines. The Executive shall be eligible for a target annual bonus between 0% to 50% of annual base salary, subject to achieving corporate and personal targets to be specified by the Company effective January 1, 2023. The company will also determine the timing of the payment under the payment plan based on the Company’s cash position. The Executive acknowledges and agrees that he/she has no right to any bonus payments in respect of any period after he/she receives notice of termination or is entitled to receive pay in lieu of such notice, except as may be required by the BC Employment Standards Act. For absolute clarity, except as required by the BC Employment Standards Act, the Executive will not be entitled to any bonus payments beyond the effective date of termination and, specifically, during any period of reasonable notice, irrespective of whether the termination is deemed to be lawful or unlawful. The Executive further acknowledges and agrees that he/she will have no common law right to damages for compensation in lieu of any bonus he/she would have earned during the reasonable notice period, and the Executive hereby agrees not to pursue any claim for any such damages.

2.3	Stock/Equity Options: Subject to approval by the Board, the Executive may be eligible to participate in the Stock Option Plan (the “Plan”) of the Company, as altered or amended by the Board from time to time in its sole discretion. Any such award under the Plan will at all times be subject to the terms and conditions of the Plan, including any applicable award agreement thereunder.

2.4	Benefits: Subject to the terms and conditions of the Company’s benefit plans, the Executive will be entitled to participate in the benefit plans generally available to the Company’s senior executive employees, as amended from time to time. The Company reserves the right to alter, amend, replace or discontinue the group benefit plans it may make available to its employees at any time, with or without notice. The benefit plans that are currently provided to the Company’s senior executive employees are outlined in the benefits summary booklet, which has been provided to the Executive and which the Executive acknowledges receiving.

2.5	Statutory Vacation: The Executive will be entitled to two (2) weeks’ paid vacation each calendar year (pro-rated for any partial year of service) (the “Accrued Entitlement”). The Executive must take at least the minimum vacation time required by applicable legislation in respect of each calendar year, pro-rated for partial years of employment. Upon resignation or termination of employment, the Executive will be paid for any accrued but unused vacation days owing up to and including his/her last day of work.

2.6	Open Vacation: In addition to the Accrued Entitlement, the Executive may take additional paid vacation in his/her discretion. Vacation must be taken at a mutually agreed upon time and is subject to the business requirements of the Company, and in no event shall the Executive take more than two (2) weeks of vacation consecutively without prior consent of the Company. All vacation requests should be submitted for approval as far in advance as possible.

3.	Business Expenses

3.1	The Executive will be reimbursed for all reasonable business expenses actually and properly incurred by the Executive in connection with the proper discharge of his/her duties under this Agreement, and in accordance with the rules and policies made and revised by the Company from time to time in its sole discretion. In order to claim reimbursement from the Company for any business expense incurred in connection with the proper discharge of his/her duties under this Agreement, the Executive will be required to follow the process and provide such documentation as the Company may reasonably require.

4.	Company Policies And Procedures

4.1	As a condition of employment and continued employment by the Company, the Executive is required to accept and comply with all of the Company’s policies and procedures in force from time to time, of which the Executive is aware or ought reasonably be aware.

4.2	The Executive agrees to comply with all lawful reasonable instructions and direction that he may receive from the Company during the course of his/her employment with the Company.

4.3	The Company reserves the right to develop and introduce any new policies or procedures that it considers appropriate for the conduct and administration of the employment relationship.

5.	Termination Of Employment

5.1	Resignation: The Executive may terminate this Agreement and the Executive’s employment with the Company at any time by providing the Company with 8 weeks’ prior written working notice. The Company may waive all or any part of the notice given by the Executive and direct the Executive not to report for work for any part of the notice period. In these circumstances, the Executive would then be paid all outstanding wages (including accrued but unpaid vacation pay) owing up to and including the effective resignation date. In no event will the Company be required to pay the Executive more than 12 weeks’ pay (plus accrued but unused vacation pay) based on the Executive’s Base Salary at the time of resignation.

5.2	Termination by the Company Without Cause: The Company may terminate this Agreement and the Executive’s employment at any time, without cause, upon the Company providing the Executive with notice of termination or pay in lieu of notice (which shall be calculated based exclusively on the Executive’s Base Salary at the time of termination), or some combination of the two, equal to (i) three (3) months’ notice during his/her first year of service; plus (ii) an additional four (4) weeks’ notice for every completed year of service thereafter, subject to an overall maximum entitlement of 42 weeks (the “Notice Period”).

5.2.1	The Company will continue to pay the premiums required to maintain the Executive’s participation in whatever extended health and/or dental group benefit plans the Executive is covered by at the time the Executive receives the notice of termination, until the earlier of the end of the applicable Notice Period or the date on which the Executive becomes eligible to participate in similar benefits through alternate or self-employment, whichever occurs first and provided that in no event will the Executive’s benefit coverage be terminated prior to the expiration of the applicable statutory notice period. All other benefits or benefit coverage in place at the time shall be discontinued at the end the applicable statutory notice period.

5.2.2	The Executive acknowledges and agrees that notice or pay in lieu of notice or combination of both provided to the Executive in accordance with Article 6.2 upon termination of employment without cause are in complete satisfaction of all contractual, statutory, or common law notice requirements owed by the Company to the Executive at law or in equity, and the Executive’s receipt of such entitlements shall satisfy and forever discharge all liabilities, claims or actions that the Executive may or shall have against the Company arising from the Executive’s employment with the Company or termination of this Agreement and the employment of the Executive. For absolute clarity, in no event will the Executive receive less notice, pay in lieu of notice, severance pay and benefit coverage than his/her minimum entitlements under the B.C. Employment Standards Act, as amended from time to time.

5.3	Termination for Cause: The Company may terminate this Agreement and the Executive’s employment without notice of termination or pay in lieu of notice at any time for Cause. For the purposes of this Agreement, the term “Cause” includes:

a)	the existence of cause for termination of employment at common law, including situations involving fraud, dishonesty, illegality, breach of statute or regulation, conflict of interest, gross negligence in the performance of the Executive’s duties, or gross incompetence;

b)	any material breach of the provisions of this Agreement;

c)	wilful disobedience of a reasonable direction from the Company;

d)	neglect of duty;

e)	misconduct that undermines the Company’s confidence in the Executive’s ability to effectively carry out the duties and responsibilities of his/her position; or

f)	any material violation of the Company’s policies and procedures, as determined by the Company in its sole and absolute discretion.

In the event of a termination for Cause, the Executive will receive payment of any salary and vacation pay earned up to and including the date of termination. All other entitlements that the Executive may have as of the date of termination will be automatically extinguished, except for such minimum mandated entitlements, if any, as may be required by the BC Employment Standards Act.

5.4	Resign as Director and Officer: Upon termination of employment for any reason, the Executive will cease to be and shall immediately resign as an officer or director of the Company.

5.5	Continued Application: This provision regarding Termination of Employment will apply regardless of any changes to the terms and conditions of the Executive’s employment subsequent to the Executive’s signing of this Agreement including, but not limited to, promotions and transfers, unless the Parties expressly agree otherwise in writing.

6.	CONFIDENTIALITY, INTELLECTUAL PROPERTY AND POST- EMPLOYMENT RESTRICTIONS

6.1	The Executive agrees that he/she is bound by the terms and conditions of the Confidentiality, Intellectual Property and Post-Employment Restrictions Agreement which is attached to this Agreement as Schedule A and is deemed to be part of this Agreement.

7.	Return Of Company Property

7.1	Upon termination of this Agreement, the Executive will at once deliver or cause to be delivered, to the Company, in addition to those items set forth in Section 2.3 of Schedule A, all computers, effects, electronic devices, smartphones, keys, credit cards, access passes and/or any other property belonging to the Company that is in the Executive’s possession, charge, control or custody.

8.	General

8.1	Enurement: This Agreement will enure to the benefit of and be enforceable by the Executive’s heirs, estate, successors or legal representatives but otherwise is not assignable by the Executive. This Agreement and the Executive’s employment are assignable by the Company.

8.2	Entire Agreement: Except as specifically noted herein, this Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior communications, representations, undertakings and agreements, whether verbal or written, between the Parties with respect to the subject matter hereof. No amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. For absolute clarity, this Agreement supersedes and replaces all previous employment agreements in place between the Parties.

8.3	Sections and Headings: The division of this Agreement into articles, sections and subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section or subsection refers to the specified section or subsection of this Agreement.

8.4	Currency: Unless otherwise expressly provided, all monetary amounts are in Canadian funds.

8.5	Severability: If any provision of this Agreement is determined at any time by a court, arbitrator or tribunal of competent jurisdiction to be invalid, illegal or unenforceable, such provision or part thereof shall be severable from this Agreement and the remainder of this Agreement will be construed as if such invalid, illegal or unenforceable provision or part thereof had been deleted herefrom.

8.6	Survival: Notwithstanding the termination of this Agreement for any reason, all sections of this Agreement which by its terms are to be performed following the termination hereof shall survive such termination and be continuing obligations.

8.7	Compliance with Legislation: Should any term of this Agreement fail to comply with a mandatory minimum standard or requirement imposed by applicable legislation, then the minimum standard or requirement shall apply in place of the offending term of this Agreement, and shall constitute the rights and obligations of the Parties in that respect.

8.8	Waiver: Waiver by the Company of any breach or violation of any section of this Agreement will not operate or be construed as a waiver of any subsequent breach or violation.

8.9	Modification: Any modification to the Agreement must be in writing and signed by both the Executive and the Company, failing which it shall have no effect and shall be void.

8.10	Governing Law: This Agreement and all matters arising hereunder shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Any legal action or proceeding commenced by either party arising out of this Agreement will be brought in court of competent jurisdiction in the Province of British Columbia. Each party shall submit to and accept the exclusive jurisdiction of such court for the purpose of such suit, legal action or proceeding.

8.11	Notices: Any notice required or permitted to be given hereunder will be sent by certified/registered mail, by facsimile or via email, addressed to the addresses noted above.

8.12	Independent Legal Advice: The Executive acknowledges that he/she has read and fully understands this Agreement, and confirms that he/she has had the opportunity to obtain legal advice about this Agreement and prior to entering into this Agreement.

8.13	Confidential: The Executive agrees to keep the terms and conditions of this offer confidential and will not disclose or discuss any of such terms and conditions with anyone other than his/her own professional advisors.

8.14	Counterparts: This Agreement may be executed in counterparts, and such counterparts may be transmitted electronically, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

The Parties hereto have duly executed and delivered this Agreement this 12th day of September, 2023 (the “Effective Date”).

EXECUTIVE

Per:	/s/ Jay Giraud
	Name:	Jay Giraud

DAMON MOTORS INC.

Per:	/s/ Jaques Clariond
	Name:	Jaques Clariond
	Title:	Director

SCHEDULE A

CONFIDENTIALITY, INTELLECTUAL PROPERTY AND POST-EMPLOYMENT RESTRICTIONS

1.	Definitions

In this Agreement, the following words and phrases shall have the following meanings unless the context otherwise requires:

1.1	“Business Opportunities” means potential business ventures of all kinds, including acquisitions, sales, business arrangements and other transactions and opportunities for new markets, products and services which have been disclosed to, investigated, studied or considered by the Company or by others on behalf of the Company;

1.2	“Competitive Business” means any person or entity that is involved or engaged in the business of highway capable light electric vehicles in Canada and the United States that are competitive to those created, developed, produced or distributed by the Company or contemplated by the Company during the term of the Executive’s employment with the Company.

1.3	“Confidential Information” means information known or used by the Company in connection with its business including but not limited to any formula, design, prototype, compilation of information, data, program, code, method, technique or process, information relating to any product, device, equipment or machine, Customer Information, Financial Information, Marketing Information, Intellectual Property, Business Opportunities, or Research and Development, but does not include any of the foregoing which was known to the Executive prior to his/her employment by the Company or which is or becomes a matter of Public Knowledge;

1.4	“Customer Information” means information pertaining to the Company’s customers, customer base and markets, including customer names and addresses and the names and addresses of consultants of customers with whom the Company is in contact in its business, customer requirements and the Company’s contracts with its customers, including details as to pricing and supply;

1.5	“Financial Information” means information pertaining to the Company’s costs, sales, income, profit, profitability, pricing, salaries and wages;

1.6	“Intellectual Property” means any and all inventions, copyrighted works, software in any expressed form, computer programs, screen layouts, industrial design, graphical user interfaces, systems, applications, source code, object code, algorithms, specifications, designs, developments, concepts, ideas, know-how, show how, trade secrets, works, creations, developments, trademarks, services marks, indicia, logos, domain names, business names, drawings, sketches, compilations of information, analyses, experiments, data, formula, methods, processes, techniques, moulds, jigs, dies, prototypes, products, samples, compounds, compositions of matter, apparatus, equipment, tools, machines, and any modifications or improvements to the foregoing, whether or not any of the foregoing is patentable or registrable under patent, copyright, trademark industrial design or similar laws anywhere in the world, the right to apply for and to obtain copyright, trademark or industrial design registrations, issued patents, design patents, and any other registrations or encompassing, protecting or otherwise covering any of the foregoing, and the benefit in and to any such applications therefor, including the right to priority, and any copyright, trademark or industrial design registrations, issued patents, design patents or other registrations or right issued therefrom;

1.7	“Marketing Information” means information including but not limited to the Company’s marketing programs, plans, strategies and proposed future products, services, advertising and promotions;

1.8	“Public Knowledge” means information that is generally known in the trade or business in which the Company is engaged, or is otherwise easily accessible through lawful, non-confidential sources; and

1.9	“Research and Development” means information pertaining to any research, development, investigation, study, analysis, experiment or test carried on or proposed to be carried on by the Company.

2.	Acknowledgements regarding confidential information

2.1	Acknowledgements of Executive: In the course of his/her employment with the Company, the Executive has and will be exposed to and will have an opportunity to learn or otherwise become aware of Confidential Information; the Confidential Information is a valuable asset which is the property of the Company exclusively, the unauthorized use or disclosure of which would cause very serious harm to the economic interests of the Company; and it is important in the interests of the Company that the Confidential Information remain the exclusive confidential property of the Company and that it not be used or disclosed except in accordance with the knowledge and consent of the Company and in the Company’s best interests.

2.2	Confidential Information to be Kept in Confidence: The Executive agrees that at all times during the period of the Executive’s employment and at all times following termination of the Executive’s employment for any reason whatsoever:

a)	the Executive will hold in confidence and keep confidential all Confidential Information;

b)	the Executive will not directly or indirectly use any Confidential Information except in the course of performing duties as an employee of the Company with the knowledge and consent of the Company in the Company’s interests; and

c)	the Executive will not directly or indirectly disclose any Confidential Information to any person or entity, except in the course of performing duties as an employee of the Company with the knowledge and consent of the Company in the Company’s interests.

Nothing in this Agreement will prevent the Executive, following termination of his/her employment with the Company, from making use of or disclosing:

a)	any Confidential Information which is or becomes a matter of Public Knowledge;

b)	any Confidential Information of which the Executive had specific knowledge prior to his/her employment with the Company, except to the extent that such Confidential Information has become the property of the Company under Section 3; or

c)	any Confidential Information of which the Executive obtains specific knowledge following the termination of his/her employment with the Company from a third party, unless the third party obtained such Confidential Information directly or indirectly from an individual in violation of any duty of confidence owed to the Company;

provided that the Executive is able to prove the existence of the circumstances referred to in subparagraphs (a), (b) or (c).

2.3	Return of Materials Upon Termination: Upon termination of the Executive’s employment with the Company for any reason whatsoever, or at any other time upon the Company’s request, the Executive will promptly deliver to the Company all documents, manuals, lists, data, records, computer programs, codes, materials, prototypes, products, samples, analyses, reports, equipment, tools and devices relating or pertaining to the Company’s business or containing or pertaining to any Confidential Information, including any copies or reproductions of the same, which are in the possession, charge, control or custody of the Executive.

3.	Intellectual Property

3.1	Ownership of Intellectual Property: The Executive hereby acknowledges and agrees that the Company is the owner of all Intellectual Property made, developed, invented, authored, conceived of, reduced to practice, or otherwise created by the Executive, whether in whole or in part, alone or with others, whether at the Company’s place of business or otherwise, and during the course of, as a result of, or related to the duties or activities of the Executive’s employment with the Company (the “Developments”) since the Executive commenced employment with the Company. Any and all Developments will be and remain the exclusive property of the Company and the Executive will have no right, title or interest therein, including moral rights, and the Company will have the sole and exclusive right, title and interest, in and to the Developments, which right will continue notwithstanding the termination of the Executive’s employment for any reason whatsoever.

3.2	Assignment of Rights: The Executive hereby assigns and waives, and will assign and waive, to or on behalf of the Company, and the Company’s successors, assigns, or other legal representatives, any and all right, title and interest, including any moral rights, that the Executive may have in and to the Developments. The Executive further agrees to maintain at all times adequate and current records relating to the creation and development of the Developments, which records shall be and shall remain the property of the Company and the Executive will promptly disclose in writing all of the foregoing to the Company.

3.3	Intellectual Property Protection: The Company will have the sole and exclusive right to apply for, prosecute, obtain and maintain any patents, design patents, copyrights, industrial designs, domain name registrations, or trademark registrations and any other applications, registrations or grants of rights analogous thereto in any and all countries throughout the world in respect of any Developments and the Executive will, whether during or subsequent to the Executive’s employment, assist the Company, at the Company’s expense, with recording or securing the Company’s right, title and interest in and to the Developments, including agreeing to execute any applications, transfers, assignments, waivers, powers of attorney or other documents as the Company may consider necessary or desirable, or to take any action deemed necessary or desirable by the Company, for prosecuting, issuing, enforcing, obtaining, maintaining or vesting in or assigning any of the foregoing with or to the Company in any and all countries of the world.

4.	Post-employment Restrictions

4.1	Non-Solicitation of Customers: Given the nature of the Executive’s role and the relationships he/she will develop with the Company’s customers, the Executive recognizes and agrees that it would be both unfair and unreasonable for the Executive to engage these customers, for competitive purposes, immediately upon the cessation of his/her employment with the Company. As a result, the Executive agrees that he/she will not, during the term of his/her employment and for a period of twelve (12) months thereafter, regardless of the basis upon which the Executive’s employment terminates, directly or indirectly, call upon, solicit or otherwise interfere with the Company’s relationship with any customer or prospective customer that he/she had direct contact with or made a sale to, on behalf of the Company (“Customer”), at any point during the twelve (12) months preceding the date on which this Agreement is terminated, unless such solicited business is wholly unrelated to the business then being carried on by the Company.

4.2	No-Interference with Customer Relationships:

The Executive further agrees that he/she will not, during the term of his/her employment and for a period of (twelve) 12 months thereafter, regardless of the basis upon which the Executive’s employment terminates, directly or indirectly encourage, influence or try to influence any Customer of the Company to cease doing business with the Company. Additionally, the Executive will not intentionally act in any manner that is detrimental to the relations between the Company and its Customers, employees, suppliers, or other parties with whom the Company has contractual relations.

4.3	Non-Solicitation of Company Employees:

The Executive further agrees that he/she will not, during the term of his/her employment and for a period of (twelve) 12 months thereafter, regardless of the basis upon which the Executive’s employment terminates, directly or indirectly influence or try to influence any employee of or consultant to the Company to resign his or her employment or engagement with the Company.

4.4	Non-Competition: The Executive agrees that for a period of (twelve) 12 months immediately following the termination of this Agreement and his/her employment with the Company, for any reason, whether voluntary or involuntary, the Executive will not, without the prior written consent of the Company, either individually or in partnership or jointly or in conjunction with any person as principal, agent, consultant employee, investor, shareholder (other than an investment of less than five per cent of the shares of a company traded on a registered stock exchange), adviser or in any other manner whatsoever, be employed by or be engaged in or be concerned with or interested in or advise or provide any consulting services to any Competitive Business.

The Executive acknowledges that:

a)	the business of the Company is carried on throughout Canada and the United States of America and that the Company is interested in and solicits or canvasses opportunities across Canada and the United States of America;

b)	the reputation of the Company in its industry and its relationships with customers are the result of hard work, diligence and perseverance on behalf of the Company over an extended period of time; and

c)	the nature of the business is such that the ongoing relationship between the Company and its customers is material and has a significant effect on the ability of the Company to continue to obtain business from its customers with respect to both long term and new projects.

4.5	The Executive acknowledges that the post-employment restrictions set out in this Section 4 are fair, reasonable and necessary to protect the legitimate interests of the Company. The Executive further acknowledges and agrees that irreparable harm will be suffered by the Company in the event of his/her breach or threatened breach of any of the restrictions set out in this Section 4, and that the Company will be entitled, in addition to any other rights and remedies that it may have at law or equity, to a temporary or permanent injunction from a court of competent jurisdiction restraining the Executive from engaging in or continuing any such breach.

5.	Survival And Enforceability

5.1	The Executive recognizes and acknowledges that this Schedule shall survive the cessation of his/her employment, for any reason whatsoever, and will be enforceable by the Company in a court of competent jurisdiction notwithstanding the existence of any claim or cause of action the Executive may assert against the Company, whether predicated upon this Agreement or otherwise.